EXHIBIT 77H

RIVERSOURCE GLOBAL SERIES, INC.

For Columbia Global Bond Fund:

During the fiscal year ended Oct. 31, 2010, the Fund served as an underlying investment of affiliated funds-of-funds. The Disciplined Asset Allocation Portfolios, Columbia Portfolio Builder funds, Columbia Income Builder funds, Columbia Retirement Plus funds and Columbia Management Investment Advisers, LLC, through its initial capital investments, were owners of record of more than 25% of the outstanding shares of the Fund.

For Columbia Emerging Markets Bond Fund:

During the fiscal year ended Oct. 31, 2010, the Fund served as an underlying investment of affiliated funds-of-funds. The Disciplined Asset Allocation Portfolios, Columbia Income Builder funds, Columbia Retirement Plus funds, and Columbia Management Investment Advisers, LLC, through its initial capital investments, were owners of record of more than 25% of the outstanding shares of the Fund.

For Columbia Global Extended Alpha Fund:

During the fiscal year ended Oct. 31, 2010, Columbia Management Investment Advisers, LLC, through its initial capital investments, was owner of record of more than 25% of the outstanding shares of the Fund.